EXHIBIT 10.57

Confidential treatment has been requested for portions of this exhibit.  The copy filed herewith omits the information subject to the confidentiality request.  Omissions are designated as [***].  A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

COMMON TERMS AGREEMENT

F. Hoffmann-La Roche Ltd.

and

Affymetrix, Inc.

dated

January 29, 2003

CONTENTS

I.	Glossary.
II.	Confidentiality
III.	Management of Relationship
IV.	Dispute Resolution
V.	Ownership of Diagnostic Products and Instruments
VI.	General

i

COMMON TERMS AGREEMENT

January 29, 2003

This COMMON TERMS AGREEMENT (the “Agreement”) is effective as of the date first written above (“Effective Date”) between Affymetrix, Inc., a Delaware corporation (“Affymetrix”), and F. Hoffmann-La Roche Ltd. ( “Roche”).

WHEREAS, Affymetrix and Roche intend to collaborate in the development and commercialization of diagnostic products in connection with and in the field of DNA chip technology;

WHEREAS, Affymetrix and Roche will enter into the Collaboration Agreements (as defined below) to govern and formalize such collaboration and commercialization;

WHEREAS, Affymetrix and Roche believe that it is in their best interests to enter into this agreement to serve as a single umbrella agreement stipulating certain common terms applicable to each of the Collaboration Agreements;

NOW THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement, Affymetrix and Roche agree as follows:

The terms hereof shall govern each and all of the Collaboration Agreements.  However, if any Collaboration Agreement contains terms contrary to or that directly conflict with the terms of this Agreement, the terms of such Collaboration Agreement shall govern for that particular document (in lieu of the terms of this Agreement).  Furthermore, provisions in the Collaboration Agreements may expand or supplement any provision of this Agreement for that particular document.

I.              Glossary.

(a)   “Affiliate” means (i) an organization, that directly or indirectly controls a Party; (ii) an organization, which is directly or indirectly controlled by a Party; (iii) an organization which is controlled, directly or indirectly, by the ultimate parent company of a Party or (iv) in any country where the local law does not permit foreign equity participation of at least fifty percent (50%), then “Affiliate” includes any organization in which such Party owns or controls or is owned or controlled by, directly or indirectly, the maximum percentage of outstanding or voting rights permitted by local law.  For these purposes, “control” shall mean the ownership of 50% or more of the voting stock of such organization or otherwise having the power to govern the financial and the operating policies or to appoint the management of such organization.  Each Party to this Agreement shall be liable to the other Party to this Agreement for breach hereof by any of such Party’s Affiliates, and any such breach shall be deemed a breach by such Party.  Notwithstanding the foregoing, the term “Affiliate” shall not include, with respect to Affymetrix, Perlegen Sciences, Inc. (“Perlegen”), or with respect to Roche, Genentech, Inc. (“Genentech”) or Chugai Pharmaceutical Co., Ltd. (“Chugai”), unless and until such corporation becomes a direct or indirect wholly-owned subsidiary of Affymetrix (in the case of Perlegen) or Roche (in the case of Genentech or Chugai).

(b)   “Array” shall mean a microarray incorporating or embodying Intellectual Property of Affymetrix.

(c)   “Affymetrix” shall have the meaning set forth in the preamble to this Agreement.

(d)   “Affymetrix Indemnitees” shall mean Affymetrix and its officers, directors, employees, agents and representatives, and Affymetrix’ Affiliates and their officers, directors, employees, agents and representatives.

(e)   “Affymetrix Instrument Agency Agreement” shall mean that certain Affymetrix Instrument Agency Agreement, dated as of the Effective Date hereof, between Affymetrix and Roche.

(f)    “Affymetrix Instruments” shall mean fluidics station(s), work station(s), probe array reader(s), scanner(s), Instrument Control Software and other non-chip products developed and manufactured by or for Affymetrix utilized to process samples or apply samples to an Array, to read or analyze the results of a test or kit, or to otherwise facilitate the use of Arrays.

(g)   “Affymetrix Technology” shall mean technology, excluding [***], owned by Affymetrix relating to photolithographic arrays of nucleic acids for the detection of nucleic acids, and [***] Affymetrix [***] the Collaboration.

(h)   “Affymetrix Territories” shall mean the territories where Affymetrix has a direct sales force or a contracted distributor of Affymetrix Instruments, which list may be updated from time to time by Affymetrix to add or delete “Affymetrix Territories” without Roche’s prior consent to reflect changes in the territories where Affymetrix has a direct sales force or a contracted distributor, provided that Affymetrix shall provide reasonably prompt notice to Roche of the addition or deletion of any Affymetrix Territory.

(i)    “Affymetrix Trademarks” shall mean the registered and unregistered trademarks, service marks, trade names, icons, logos, trade dress, and other indications owned by or licensed to Affymetrix as may be updated from time to time by Affymetrix without Roche’s prior consent provided that Affymetrix shall provide notice to Roche of any such update.

(j)    “ASRs” means Analyte Specific Reagents (as such term is defined in 21 CFR 864.4020).

(k)   “Authority” means a governmental authority or regulatory agency with jurisdiction over any subject matter of the Collaboration Agreements.

(l)    “Base Markup” shall mean the product of (i) [***] multiplied by (ii) the [***].

(m)  “Catalog Chips” shall mean non custom-designed Arrays as made generally available to Affymetrix customers in writing from time to time.

(n)   “Chip” shall mean a photolithographic Array of nucleic acids.

(o)   “Claim” shall mean a claim or lawsuit brought against either Party.

(p)   “Collaboration” shall mean the collaboration between Affymetrix and Roche, as set forth in the Collaboration Agreements, to develop and commercialize diagnostic products in connection with and in the field of DNA chip technology, and to develop certain instrumentation and related software for use with Arrays.

(q)   “Collaboration Agreements” shall mean (i) this Agreement, (ii) the License Agreement, (iii) the Supply Agreement, (iv) the Affymetrix Instrument Agency Agreement, (v) the Diagnostic Product Agency Agreement, (vi) the Standstill Agreement and (vii) the R&D Agreement.

(r)    “Collaboration IP” means all inventions, discoveries, improvements, works of authorship, copyrightable subject matter, trade secrets, know-how and other information or technology (other than Content), and any and all Intellectual Property Rights therein and appurtenant thereto created after the Effective Date in furtherance of the Collaboration, whether developed by Affymetrix or Roche alone, jointly or with a Third Party, including Improvements to either party’s Existing Technology (but excluding New Content).

(s)   “Collaboration Manager” shall have the meaning specified in Section III(a) of this Agreement.

(t)    “Component Chip” shall have the meaning assigned thereto in Section III(a) of the Supply Agreement.

(u)   “Confidential Information” shall mean any non-public information designated or marked as confidential disclosed by either Party to the other, either directly or indirectly, in writing, oral (and confirmed as confidential in writing within 30 days of disclosure), visual or electronic form, technical or non-technical or by inspection of tangible objects, including, but not limited to, software, trade secrets, patents, patent applications, inventions (whether patentable or not), data, know-how, algorithms, diagrams, drawings, processes, research, product or strategic plans or collaborations or partnerships, financial information, business models, and information relating to corporate finance and governance.

(v)   “Content” shall mean a probe, reagent or enzyme (or a pattern consisting of a multiple of these) with a patentable or patented established association of genetic information including but not limited to DNA sequence information, SNPs, haplotypes and/or gene expression information, with a human attribute, characteristic, disease, trait, or other condition of clinical diagnostic or prognostic relevance.

(w)  “CRO” shall mean a clinical research agency that is a commercial entity providing clinical trial services, including but not limited to laboratory services, to pharmaceutical and biotechnological companies for drug development purposes.

(x)    “Cross-License Agreement” shall mean that certain Cross-License Agreement, dated as of the Effective Date, between Affymetrix and Roche.

(y)   “Customers” shall mean (i) all laboratories (other than Physician Office Labs and Pharma Labs) and (ii) CROs, which laboratories or CROs are purchasing Diagnostic Products for their own use (including without limitation in such laboratory’s or CRO’s capacity as an independent contractor for others, but not as a reseller of Diagnostic Products or their components).

(z)    “Custom Array” means any Array created or to be created based on specifications provided by Roche or a Third Party, which Array is not a Catalog Chip.

(aa) “Damages” shall mean liabilities, claims, demands, actions, suits, losses and damages, and all costs and expenses (including reasonable attorneys’ fees), paid to Third Parties in connection with any such item.

(bb) “Database” shall mean a collection of Datapoints derived from an Array that is made available for license broadly in whole or in part for use to derive additional information.

(cc) “Datapoints” shall mean a base, single nucleotide polymorphism, Gene, or expressed sequence tag (EST) represented on an Array and comprises all probe pairs on the array that represent the base, single nucleotide polymorphism, Gene, or EST.

(dd) “Designation” shall mean all Trademarks, notices and other designations.

(ee) “Development Chip” shall have the meaning assigned thereto in Section III(a) of the Supply Agreement.

(ff)   “Development Plan” shall mean a project plan determined according to the R&D Agreement.

(gg) “Diagnostic Instrument” shall mean instruments utilized or utilizable to process samples for or apply samples to a Diagnostic Product, to read or analyze the results of a Diagnostic Product, or to otherwise facilitate the use of a Diagnostic Product, including the related instrument control software to operate such instruments and analyze such results.

(hh) “Diagnostic Method” shall mean any of the following: (i) genotyping and resequencing human or human pathogen DNA analysis for the quantitative and/or qualitative detection of DNA sequences and variants, including, but not limited to, mutations (including without limitation methylation-based mutations), deletions, insertions and motif shifts, for any disease, (ii) measuring human gene expression for cancer and (iii) measuring human gene expression for Inflammation.

(ii)   “Diagnostic Product” shall mean a product, product kit, reagent or group of reagents, data or Database, sold together or separately, utilizing one or more Diagnostic Methods that contains the essential active reagents and components (other than Diagnostic Instruments) necessary to measure, observe or determine for diagnostic purposes human attributes, characteristics, diseases, traits or other conditions of human beings, that includes (i) one or more Chips and (ii) reagents and/or enzymes, suitable to perform a detection assay (whether or not together with a nucleic acid amplification).  Products developed under the P450 Collaboration Agreement do not, however, constitute Diagnostic Products and are excluded from the scope of the Collaboration Agreements.

(jj)   “Diagnostic Product Agency Agreement” shall mean that certain Diagnostic

Product Agency Agreement, dated as of the Effective Date hereof, between Affymetrix and Roche.

(kk) “Diagnostic Software” shall mean software necessary to use Diagnostic Products for a Diagnostic Use other than Instrument Control Software.

(ll)   “Diagnostic Use” shall mean the diagnostic use of microarrays as a component of a Diagnostic Product for the measurement, observation or determination of attributes, characteristics, diseases, traits or other conditions of a human being or human pathogen for the medical management of a human or where the results of such use are communicated directly or indirectly to a patient or a medical professional providing care to a patient for the purpose of treating such patient but excluding any use for which an Array is utilized (i) at the point of care for the patient or in a physician’s office (if such physician’s office would not constitute a Customer hereunder); or (ii) by a consumer who purchased such microarray via retail or another direct-to-consumer sales channel).

(mm)       “Disclosing Party” shall have the meaning set forth in Section II(a) of this Agreement.

(nn)           “Distribution Agreement” shall mean that certain Distribution Agreement, dated as of the Effective Date, between Affymetrix and Roche.

(oo)           “Effective Date” shall have the meaning set forth in the preamble to this Agreement.

(pp)           “Executive Representatives” shall have the meaning set forth in Section III(b)(i).

(qq)           “Existing Technology” means inventions (whether or not patentable), discoveries, improvements, works of authorship, copyrightable subject matter, designs, trade secrets, know-how and other information or technology, and all Intellectual Property Rights therein and appurtenant thereto, existing as of the Effective Date, excluding Content.

(rr)   “FDA” shall mean the United States Food and Drug Administration or its successor agency.

(ss) “Fully Loaded Cost” shall mean the Party’s cost of goods sold determined on a quarterly basis for manufacturing and supplying a particular product in accordance with US GAAP and in a manner that is consistent with such Party’s methods for determining its product costs as publicly reported, which includes all costs associated with converting raw starting materials into packaged product including, but not limited to, raw materials, direct labor, indirect labor, warranty expenses, Third Party royalties and overhead.

(tt)   “Gene” or “gene” shall refer to a nucleic acid sequence encoding a distinct RNA. A Gene may be represented by a partial nucleic acid sequence representing an expressed sequence tag (“EST”). Multiple ESTs from the same Gene are considered a single Gene. Polymorphic variants of a nucleic acid sequence are considered a single Gene, provided that such polymorphic variants must have at least 99% homology with the underlying Gene. If a nucleic acid sequence encodes multiple distinct RNAs due to alternative splicing, each alternative internal splice variant is considered a distinct Gene.

(uu)                   “Gross Sales” as to a Diagnostic Product, Diagnostic Instrument or Affymetrix Instruments Sold, as the case may be, means the total amount invoiced by any person to the end-user, distributor, agent or the like, on account of or relating to such Sale.

(vv)                   “Improvements” means: (i) for copyrightable or copyrighted material, each and every translation (including translations into other computer languages), modification, adaptation, derivation, enhancement, update, correction, addition, extension, upgrade, improvement, alteration, compilation, abridgment or other form in which an existing work may be recast, transformed or adapted; (ii) for patentable or patented material, any improvements, additions, developments and other enhancements or changes thereon; and (iii) for materials, processes or other Intellectual Property which is protected by trade secret, any new materials, processes or other Intellectual Property relating to such existing trade secret material, including new materials, processes or other Intellectual Property which may be protected by copyright, patent and/or trade secret law.

(ww)               “Inflammation” shall mean any disease entity for which an acute or chronic inflammatory response, typically characterized by neutrophil infiltration and degranulation and abnormal levels of mediators like cytokines, is a major cause of or driver for sustaining the disease, as commonly understood and generally accepted.

(xx)                       “Instrument Control Software” shall mean Instrument control software currently employed by Affymetrix in the operation of Affymetrix Instruments, together with any improvements or extensions other than disease specific software and any other software developed by Affymetrix for specific applications in the control of Affymetrix Instruments.

(yy)                   “Intellectual Property Rights” or “IPR’s” shall mean all worldwide statutory or common law rights relating to Intellectual Property.

(zz)                       “Intellectual Property” shall mean all (i) patents, patent applications and rights to file patent applications, (ii) works of authorship, including copyrights, (iii) trade/industrial secrets and confidential information, (iv) other intangible property rights analogous to those set forth above, and (v) as applicable, any applications, registrations, reissues or extensions of any of the foregoing and any divisions, continuations or continuation-in-part of any applications or substitutes therefor and any foreign counterparts, now existing or hereafter acquired, but excludes any trademark, trade name, service mark or similar rights.

(aaa)               “Joint Steering Committee” or “JSC” shall have the meaning set forth in Section III(d) of this Agreement.

(bbb)            “Joint Research Management Committee” shall have the meaning given to such term in Section III(c) of this Agreement.

(ccc)               “JSC Marketing Lead” shall have the meaning set forth in Section III(d)(i) of this Agreement.

(ddd)            “License Agreement” shall mean that certain License Agreement, dated as of the date hereof, between Affymetrix and Roche.

(eee)               "Manufacturing Lockup Point" shall mean the time after which Roche and Affymetrix have agreed on the manufacturing process to be used to achieve Chip specifications for use in obtaining Regulatory Approvals.

(fff)                     “Market Development Plan” shall mean for a Diagnostic Product for any period, a written plan that Roche will develop in conjunction with Affymetrix, for that Diagnostic Product for such period, as approved by the Joint Research Management Committee. The Market Development Plan will set sales and marketing strategy for that Diagnostic Product, including, without limitation, plans for marketing materials, clinical trials and studies under the R&D Agreement, trade show participation, advertising, marketing efforts and the like that Affymetrix will perform and the amounts to be expended and reimbursed by Roche, as well as a non-binding suggested pricing structure for that Diagnostic Product and reports that the Parties will exchange related to marketing efforts. Unless a suggested pricing structure for a period is specifically changed in a new Market Development Plan, it will remain in effect and be deemed part of the then applicable Market Development Plan.

(ggg)            “Markup Percentage” shall mean the percentage mark up over [***] embedded in the [***] as set forth in the Supply Agreement as of the Effective Date, which percentage [***] Collaboration.

(hhh)            “Net Sales” shall mean the gross amount invoiced by Roche or Roche’s Affiliates to end-users, distributors, agents or the like, for sales of a Diagnostic Product, less:

(i)    volume discounts, sales rebates, allowances, returns and sales taxes (to the extent such sales taxes are invoiced separately by end users’ distributors or agents), in all cases, other than as included in Sales Expenses; and then

(ii)   [***]% of the remaining amount after the deduction in (i) above for Sales Expenses; and then

(iii)  if a Reagent Agreement Plan is utilized for a Diagnostic Product, [***]% of the remaining amount, after the deductions in (i) and (ii) above, as an agreed deduction for Reagent Rental; and then

(iv)  to the extent PCR Technology is included as a functional component of a Diagnostic Product, one of the following deductions (reflecting the agreed upon value of the Diagnostic Product attributable to Roche’s PCR Technology from time to time):

(1)           for Diagnostic Product sales through December 31, 2005, [***]% of the remaining amount from the sale of such Diagnostic Product;

(2)           for Diagnostic Product sales after December 31, 2005 through December 31, 2010, [***]% of the remaining amount from the sale of such Diagnostic Product;

(3)           for Diagnostic Product sales after December 31, 2010 through December 31, 2015, [***]% of the remaining amount from the sale of such Diagnostic Product; or

(4)           for Diagnostic Product sales after December 31, 2015, [***].

Notwithstanding the foregoing, in the case of internal use by Roche or its Affiliate of Diagnostic Products in connection with providing diagnostic services to customers on a commercial basis, Net Sales for such Diagnostic Products will be (i) if such Diagnostic Product is then sold or furnished to Third Parties, the then current average Net Sales per such Diagnostic Product so sold or furnished, and (ii) if not then so sold or furnished, a reasonable Net Sales amount that would apply between Roche and its arm’s length customers, taking into account the Net Sales amount of any comparable Diagnostic Products and all other relevant factors.

(iii)        “New Content” means all new or novel inventions, discoveries or Improvements relating to, based on or derived from the Content, that are created after the Effective Date in the furtherance of the Collaboration, whether developed by Affymetrix or Roche alone, jointly or with a Third Party.

(jjj)        “P450 Collaboration Agreement” shall mean that certain Collaboration Agreement between Affymetrix and Roche regarding the development, manufacture and distribution of a diagnostic product relating to cytochrome P450s exclusively.

(kkk)     “Party” or “party” shall, unless the context requires otherwise, mean Affymetrix or Roche, as the case may be, and “Parties” or “parties” shall mean both Affymetrix and Roche.

(lll)        “PCR” means the polymerase chain reaction process and technology involving the amplification of a nucleic acid sequence and the complement of that sequence by repeated cycles of oligonucleotide mediated, template directed synthesis involving the extension of a component primer oligonucleotide by incorporation of monomeric nucleotide triphosphates whereby the sequence, its complement and subsequent synthetic copies thereof are repeatedly separated and used as templates for further cycles of synthesis.

(mmm)  “PCR Technology” shall mean the PCR technologies, methods and compositions owned by or licensed to Roche, including but not limited to patents issued through December 31, 2005.

(nnn)    “Person” or “person” shall mean a natural person, corporation, partnership, limited liability company, trust, joint venture, any governmental authority or any other entity or organization.

(ooo)    “Pharma Labs” shall mean laboratories located within pharmaceutical or biotechnology companies utilized by their own researchers to conduct internal development, clinical research or clinical trials.

(ppp)    “Physical Defects” shall mean defects which Roche reasonably determines after consultation with Affymetrix, to result from the manufacture or handling of Arrays by

Affymetrix prior to shipment (rather than, for example, design defects relating to Specifications provided by Roche, or end-user errors in sample preparation or processing), and to be the cause of impaired hybridization of a sufficient number of probe pairs to affect the efficacy or quality of probe set data.

(qqq)    “Physician Office Lab” shall mean a laboratory to which each of the following apply:  (i) it is owned and operated by a physician or group of up to [***] physician(s) or by a practice management organization or financing entity that makes it available for the use of not more than [***] physicians and (ii) [***]% or more of the tests performed are upon samples taken from patients treated by such physician(s).  Laborgemeinschaften and similar laboratories are not Physician Office Labs, however.

(rrr)       “Project Committee” shall have the meaning specified in Section III(a) of this Agreement.

(sss)     “Project Plan” means a written agreement that is negotiated, prepared, agreed to and executed by both parties with respect to any proposed cooperative activity pursuant to the R&D Agreement, which shall define the terms and conditions applicable for a specific research and development project, including, without limitation, schedules of work and annual research plans, agreed annual budgets, supervision roles for each party, payment obligations and terms, ownership of IPR’s and Collaboration IP and licensing arrangements between the parties.

(ttt)       “R&D Agreement” shall mean that certain Research and Development Collaboration Agreement, dated as of the Effective Date, between Affymetrix and Roche.

(uuu)    “Reagent Agreement Plan” means a program (whether known as a Reagent Agreement Plan, Reagent Rental Plan or other successor or similar plan) for the Sale of one or more Diagnostic Products (without necessary Diagnostic Instruments therefore) in conjunction with the supply of necessary Diagnostic Instruments and servicing for a combined price.

(vvv)    “Reagent Rental Expenses” shall mean services which are included in reagent prices such as Diagnostic Instrument services costs, Diagnostic Instrument depreciation, finance expense, disposables and rental fees.

(www)  “Receiving Party” shall have the meaning set forth in Section II(b) of this Agreement.

(xxx)      “Roche” shall have the meaning set forth in the preamble to this Agreement.

(yyy)    “Roche Customers” shall mean purchasers, excluding Roche and its Affiliates, of Diagnostic Products sold by Roche or its Affiliates.

(zzz)      “Roche Indemnitees” shall mean Roche and its officers, directors, employees, agents and representatives and Roche’s Affiliates, their officers, directors, employees, agents and representatives.

(aaaa)   “Roche Instruments” shall mean Diagnostic Instruments developed and manufactured by or for Roche and/or its Affiliates.

(bbbb)  “Roche Technology” shall mean the Roche-provided specifications for Diagnostic Products and their components, PCR Technology, any other technology owned or controlled by Roche or its Affiliates relating to nucleic acid analysis, and any other technology owned or controlled by Roche or its Affiliates useful for the performance of the Collaboration, [***].

(cccc)   “Roche Trademarks” shall mean the registered and unregistered trademarks, service marks, trade names, icons, logos, trade dress, and other indications owned by Roche as may be updated from time to time by Roche without Affymetrix’ prior consent provided that Roche shall provide written notice to Affymetrix of any such update.

(dddd)  “Regulatory Approvals” means, for an applicable product or test, with respect to the United States, regulatory approval of the FDA, or for any other country or jurisdiction, regulatory approval from any applicable Regulatory Authority for such other country or jurisdiction.

(eeee)   “Regulatory Authority” means any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental or quasi-governmental entity, including, without limitation, the FDA.

(ffff)      “Residuals” shall mean that information and/or technology which is used incidentally and retained in the unaided memory of those employees of the Receiving Party who have had rightful access to designated information and technology of the Disclosing Party in the course of the Collaboration; provided, however, that “Residuals” shall not include any information or technology which (i) an employee of the Receiving Party deliberately commits to memory in order that such information and technology would be classified as “Residuals” hereunder; (ii) if used, would have a detrimental effect on the Disclosing Party’s principal business; or (iii) is related to microarray technology.

(gggg)  “Sale” or “sale” means the act of selling, leasing or otherwise placing, distributing or disposing.  “Sell,” “sell,” “Sold” or “sold” shall have related meanings.

(hhhh)  “Sales Expenses” shall mean the agreed upon percentage deduction in lieu of deductions for actual internal expenses of Roche and/or Roche’s Affiliates for (i) tariffs, duties and taxes imposed upon the production, sale, delivery or use of a Diagnostic Product and/or Diagnostic Instrument, as applicable (excluding sales taxes that are separately invoiced to end users’ distributors or agents), (ii) distribution and other customary expenses, such as freight, transportation and insurance expenses and (iii) cash discounts, retroactive price reductions or any credits to end-users on account of settlement of a complaint.

(iiii)       “Software” shall mean Affymetrix’ instrumentation software, in object code only, for controlling Affymetrix Instruments.

(jjjj)       “Standstill Agreement” shall mean that certain Standstill Agreement, dated as of the date hereof, between Affymetrix and Roche.

(kkkk)   “Supply Agreement” shall mean that certain Affymetrix Instrument and Chip Supply Agreement, dated as of the Effective Date, between Affymetrix and Roche.

       (llll)         “Technology” shall mean technology relating to photolithographic arrays of nucleic acids for the detection of nucleic acids, and any other technology useful for the performance of the Collaboration.

(mmmm)        “Third Party” shall mean a person or entity which is neither a Party to any Collaboration Agreement nor an Affiliate of a Party to any Collaboration Agreement.

    (nnnn)      “Trademarks” shall mean the Affymetrix Trademarks and the Roche Trademarks.

    (oooo)      “United States” or “U.S.” means the United States of America, its territories and possessions, including the Commonwealth of Puerto Rico.

    (pppp)      “Unserved Territory” shall mean territories where Affymetrix does not have a direct sales force or distributor of Affymetrix Instruments.

    (qqqq)      “US GAAP” shall mean United States generally accepted accounting principles as in effect from time to time, consistently applied.

II.            Confidentiality.

(a)   Use.  Each Party covenants and agrees that, with respect to the other Party’s Confidential Information, it shall not (except as permitted by this Section II or with the prior written consent of the Party who is disclosing, the “Disclosing Party”): (i) disclose Confidential Information to any person other than its or its Affiliates employees, counsel, auditors and consultants who, in each case, have a need to know and have prior to receiving any Confidential Information signed a nondisclosure agreement, the provisions of which are at least as restrictive as the provisions of this Section II, or are otherwise bound by obligations of confidentiality at least as restrictive; (ii) use Confidential Information in any manner not expressly permitted by the Collaboration Agreements or (iii) use Confidential Information for the benefit of anyone but the Disclosing Party or otherwise in pursuit of the Collaboration.  Each Party shall keep in confidence and prevent the acquisition, disclosure, use or misappropriation by any person or persons of the other Party’s Confidential Information, provided, however, that neither Party shall be liable for disclosure of any such information that is disclosed as permitted by this Section II or with the prior written consent of the other Party.

(b)   Degree of Care.  The Party to whom Confidential Information is being disclosed (the “Receiving Party”) shall use the same care to avoid disclosure, publication or dissemination of Confidential Information as it uses with its own similar confidential information, provided that the Receiving Party shall use at least reasonable care.

(c)   Exclusions.  Confidential Information shall not include any information disclosed to the Receiving Party that it can demonstrate: (i) previously was in its possession, as shown by its pre-existing records, without violation of any obligation of confidentiality; (ii) was received from a Third Party without violation of any obligation of confidentiality; (iii) was publicly known and made generally available prior to such disclosure; (iv) becomes publicly known and made generally available, through no action or inaction of the Receiving Party, after such disclosure; or (v) was independently developed by the Receiving Party without using Disclosing

Party’s Confidential Information.

(d)   Legal Processes.  If the Receiving Party is required by law, regulation or the rules of a national stock exchange to disclose Confidential Information, it shall give the Disclosing Party timely written notice of such requirement before disclosing any such information and shall cooperate with the Disclosing Party to seek a protective order, confidential treatment or other appropriate measures to limit the extent of disclosure.

(e)   No Warranty. ALL CONFIDENTIAL INFORMATION IS PROVIDED “AS IS”. EACH PARTY MAKES NO WARRANTIES, EXPRESS, IMPLIED OR OTHERWISE, REGARDING ITS ACCURACY, COMPLETENESS OR PERFORMANCE.

(f)    Return of Materials.  All documents, software, reagents and other tangible objects containing or including the Disclosing Party’s Confidential Information and all copies thereof that are in the Receiving Party’s possession, shall be and remain the property of the Disclosing Party and shall be, upon the Disclosing Party’s written request, promptly returned to the Disclosing Party or destroyed, except for a single copy thereof that may be retained by Receiving Party’s internal or external legal counsel for the sole purpose of determining the scope of obligations under the Collaboration Agreements.

(g)   Residuals.  Subject to existing patent and copyright protection and applicable licenses and unless agreed otherwise in a Project Plan, each party shall be entitled to use Residuals associated with any Confidential Information for any purpose whatsoever including use in development, manufacturing, marketing and maintenance of its products and services.

(h)   No Transfer or License.  Nothing in this Section II is intended to grant or transfer any right to either Party under any patent, copyright or other Intellectual Property right of the other Party, nor shall this Section II grant or transfer to any Party any right in or to the Confidential Information of the other Party except as expressly set forth herein.

III.                               Management of Relationship.

(a)   Collaboration Managers.  Every project for the development of a Diagnostic Product or Diagnostic Instrument by the Parties shall have a “Project Committee” that shall oversee such development.  The members of a particular Project Committee shall be appointed by the Parties in such number as decided by the Parties on a project-by-project basis.  In addition, for each project, each Party will have the right to appoint a “Collaboration Manager” which shall oversee every Project Committee. The Collaboration Managers will be responsible for day-to-day communications between the Parties.  Each Party shall appoint its respective  Collaboration Manager promptly following the Effective Date by giving the other Party written notice.

(i)    Either Party may change its Collaboration Manager at any time and from time to time by giving the other Party written notice.

(ii)   The Collaboration Managers will meet every month to discuss the progress of the development, manufacturing and marketing efforts and, if applicable, to exchange information.

(iii)  Collaboration Managers are not authorized to amend, alter or extend the Collaboration Agreements in any manner.

(b)   Appointment of Executive Representatives.

(i)    Each of Affymetrix and Roche will designate one of its senior executives of level Vice President or higher to serve as its Executive Representative (each, an “Executive Representative”) with respect to the business relationship to be established by the Collaboration Agreements.  The Executive Representatives are responsible for establishing the high level goals for the Collaboration and monitoring the activities of the Joint Research Management Committee.  The Executive Representatives shall meet as needed at any time upon the reasonable request of either Party.

(ii)   The initial Executive Representatives shall be appointed by each Party within ten (10) days of the Effective Date.  Either Party may change its Executive Representative from time to time upon written notice to the other Party, but the Parties agree to exercise this right with restraint to help ensure reasonable continuity in management of the relationship.

(c)   Joint Research Management Committee.  The Parties shall establish and maintain a Joint Research Management Committee (“Joint Research Management Committee”) in accordance with the R&D Agreement.

(d)   Joint Steering Committee.  The Parties shall establish and maintain a Joint Market Development Management Committee (“Joint Steering Committee” or “JSC”) in accordance with the following provisions:

(i)    The Joint Steering Committee shall consist of six members, three members to be appointed by each of Affymetrix and Roche, with one of the three being designated each Party’s JSC Marketing Lead (the “JSC Marketing Lead”).  Each Party may with notice to the other substitute any of its members serving on the Joint Steering Committee.  The Parties agree to appoint the members within 10 days of the Effective Date.  The Joint Steering Committee shall propose recommendations to the Parties regarding the Market Development Plan(s).  All recommendations of the Joint Steering Committee shall be made unanimously.  No Chairperson shall be appointed and each member of the Joint Steering Committee shall have only one vote.

(ii)   The Joint Steering Committee shall be responsible for implementing, managing and reviewing compliance with the Collaboration and shall in particular: (A) review and propose amendments to the Collaboration Agreements from time to time in such manner as may be appropriate; (B) monitor progress of the Market Development Plan(s); (C) report regularly to the Executive Representatives of the Parties upon the progress of the Market Development Plan(s); and (D) via each Party’s JSC Marketing Lead, be the initial medium for transfer of information between the Parties in connection with the Market Development Plan(s).

(iii)  In the event of any dispute upon any material matter in connection with the Collaboration Agreements (having used all reasonable endeavors and negotiated in good faith), any issue in dispute not resolved by the Joint Steering Committee within a reasonable time should be referred to the Executive Representative of each Party (which Executive Representative shall not be a member of the Joint Steering Committee) for resolution.

(e)         Review of Reagent Agreement Plan Provisions.

(i)    The Parties agree that the current provisions which apply to calculate the royalties under Section III(c) of the License Agreement in the context of Reagent Agreement Plan Sales have been developed on the basis of limited financial data.  In order to apply the royalty provisions and define Net Sales for the purposes of this Agreement, assumptions as to relative contribution to the value of products offered through Reagent Agreement Plans have been made.  In order to refine the application in a fair fashion once more information and market experience has been obtained in the sale of Diagnostic Products, the Parties agree to meet and negotiate in good faith to determine the formulas or amounts to apply in determining royalties on Diagnostic Product Sales within [***] days of the date [***] years from the date of this Agreement.  The Parties agree that a purpose of potential revisions to the Agreement will be to properly recognize the value contributed by Roche in connection with Reagent Agreement Plans as well as to provide Affymetrix the benefit of its royalties independent of the business model chosen to sell products and maximize mutual economic advantage.

(ii)   In order to assist in monitoring the fairness of the terms of the financial provisions of the Collaboration Agreements, the Parties agree that they will jointly prepare, with each party providing such information as it has access to, an annual report solely for their respective internal uses and for the purposes of this Agreement, covering the prior year including the following information:

(1)           the [***] to customers of [***] under [***] in such year;

(2)           the [***] for [***] or [***] to Third Parties both under [***] and [***] during such year;

(3)           information with respect to the [***] or [***] for [***] comparable to [***] under [***] by Roche or Third Parties or other specifically identified factors relevant to evaluating the [***] that [***] of [***] under [***] during such year; and

(4)           a breakdown of the [***] to [***] with an explanation for [***].

IV.           Dispute Resolution.    With the exception of interim equitable relief, neither Party will institute legal proceedings regarding a bonafide dispute until it has exercised reasonable good faith efforts to achieve resolution through the procedures outlined in the Section IV.

(a)   Project Disputes.  If for any particular Project, a dispute arises between the Parties or the Parties disagree on any issue, such dispute shall first be attempted to be resolved by the Collaboration Managers, if any, or the Joint Research Management Committee if

Collaboration Managers have not yet been appointed.  If such dispute cannot be resolved by the Collaboration Managers (or the Joint Research Management Committee, as the case may be) within two weeks, such dispute shall be submitted to the Executive Representatives of each of the Party for resolution.  If such dispute cannot be resolved by the Executive Representatives within two weeks thereafter, such shall be submitted to an Executive Vice President (or person of equivalent status) of each of the Parties for resolution.  If such dispute cannot be resolved by the Executive Vice Presidents within two weeks thereafter, such dispute shall be submitted to the Chief Executive Officers of each of the Parties for resolution.  Any dispute that remains unresolved by the Chief Executive Officers, shall be submitted to arbitration as set forth in Section IV(c) below.

(b)   Joint Steering Committee Disputes.  If a dispute arises between the Joint Steering Committee members on any issue relating to research and development, such dispute shall first be attempted to be resolved by the Joint Steering Committee.  If such dispute cannot be resolved by the Joint Steering Committee within two weeks, such dispute shall be submitted to the Executive Representatives of each of the Party for resolution.  If such dispute cannot be resolved by the Executive Representatives within two weeks thereafter, such shall be submitted to an Executive Vice President (or person of equivalent status) of each of the Parties for resolution.  If such dispute cannot be resolved by the Executive Vice Presidents within two weeks thereafter, such dispute shall be submitted to the Chief Executive Officers of each of the Parties for resolution.  Any dispute that remains unresolved by the Chief Executive Officers, shall be submitted to arbitration as set forth in Section IV(c) below.

(c)  Mediation.  If a resolution cannot be reached utilizing the foregoing procedures set forth in Section IV(b) above within 60 days, the Parties agree that such dispute shall be submitted to non-binding mediation and shall be submitted to JAMS, or its successor, for mediation, and if the matter is not resolved through mediation, then it shall be submitted to JAMS, or its successor, for final and binding arbitration as set forth in Section IV(d) below. Either Party may commence mediation by providing to JAMS and the other Party a written request for mediation, setting forth the subject of the dispute and the relief requested. The Parties will cooperate with JAMS and with one another in selecting a mediator from JAMS’ panel of neutrals, and in scheduling the mediation proceedings. The Parties covenant that they will participate in the mediation in good faith, and that they will share equally in its costs. All offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the Parties, their agents, employees, experts and attorneys, and by the mediator or any JAMS employees, are confidential, privileged and inadmissible for any purpose, including impeachment, in any arbitration or other proceeding involving the Parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation. Either Party may initiate arbitration with respect to the matters submitted to mediation by filing a written demand for arbitration at any time following the initial mediation session or 45 days after the date of filing the written request for mediation, whichever occurs first. The mediation may continue after the commencement of arbitration if the Parties so desire. Unless otherwise agreed by the Parties, the mediator shall be disqualified from serving as arbitrator in the case. The provisions of this Section IV(c) may be enforced by any court of competent jurisdiction.  The Parties will pay their own costs (including, without limitation, attorneys fees) and expenses in connection with such mediation.

(d)   Arbitration.  If a resolution cannot be reached utilizing the foregoing procedures set forth in Section IV(c) above within 60 days of termination of the mediation, such dispute shall be submitted to binding arbitration for final settlement (in lieu of litigation) as set forth in Section VI(c) hereof.  Notwithstanding the foregoing, either Party shall be entitled to proceed in any manner in order to receive interim equitable relief against the other Party.

V.            Ownership of Diagnostic Products and Instruments.  Unless otherwise agreed between the Parties and set forth in any Project Plan, and subject only to the rights and license grants expressly set forth in the Collaboration Agreements and/or in any Project Plan:

(a)   Existing Technology.  Each Party shall have and retain all right, title and interest in and to its Existing Technology.  Without limiting the foregoing, subject only to the express license grants under this Agreement and/or in any Project Plan, Affymetrix owns and retains all right, title and interest in and to the Affymetrix Technology existing as of the Effective Date and Roche owns and retains all right, title and interest in and to the Roche Technology existing as of the Effective Date.

(b)   Collaboration IP.

(i)    Collaboration IP relating to the manufacture or design of photolithographic microarrays (other than the Content placed thereon) or of packaging for photolithographic microarrays or to Instrument Control software (as opposed to disease-specific software or software which is developed specifically for a Roche Instrument) for analyzing the results of tests conducted with photolithographic microarrays shall be owned exclusively by Affymetrix, irrespective of the inventor or which Party bore the cost of developing the same.

(ii)   Subject to (i) above, Collaboration IP relating to Roche Diagnostic Products, Roche Instruments and software for analyzing the results of tests using Diagnostic Products which is disease-specific or which is developed specifically for a Roche Instrument, and all data arising from all trials and usage of Diagnostic Products and all Regulatory Approvals related thereto, shall be owned exclusively by Roche, and Collaboration IP relating to Affymetrix Diagnostic Products, Affymetrix Instruments and software for analyzing the results of tests using such Diagnostic Products which is disease-specific or which is developed specifically for an Affymetrix Instrument, and all data arising from all trials and usage of such Diagnostic Products and all Regulatory Approvals related thereto, shall be owned exclusively by Affymetrix irrespective of the inventor or which Party bore the cost of developing the same.

(iii)  Subject to (i) and (ii) above, Collaboration IP relating to or based on the Affymetrix Technology (or other Existing Technology or Intellectual Property Rights of Affymetrix), including, without limitation, all Improvements thereof or thereto shall be owned exclusively by Affymetrix, and Collaboration IP relating to or based on the Roche Technology (or other Existing Technology or Intellectual Property Rights of Roche), including, without limitation, all Improvements thereof or thereto shall be owned exclusively by Roche, in each case regardless of the inventor.

Accordingly, unless otherwise expressly agreed between the Parties and set forth in any Project Plan, and subject only to the rights and license grants expressly set forth in the Collaboration Agreements and/or in any Project Plan, neither Party nor any of its Affiliates will have any right or license to use, make, have made, copy, distribute, adapt, prepare derivatives of, display, perform, Sell, import or sublicense any Diagnostic Product, Roche Instrument or Affymetrix Instrument so developed by Roche or Affymetrix, as the case may be, or any data or regulatory approvals related thereto, or authorize or purport to authorize any Third Party to do any of the foregoing, and/or to the extent expressly provided in any Collaboration Agreement.  Each Party hereby agrees to assign and transfer, and hereby assigns and transfers to the other Party, any and all right, title and interest such Party has or may have, as and from the date of creation, in and to any Intellectual Property Rights in Intellectual Property created after the Effective Date in the course of the Collaboration necessary to effect the allocation of ownership rights set forth in this Section.  Each Party agrees to cooperate with the other and take all reasonable additional actions and execute such agreements, instruments and documents as may be reasonably required to perfect the other’s ownership interest in accordance herewith including, without limitation, the execution and delivery of necessary and appropriate instruments of assignment (in recordable form, where appropriate or when requested).

VI.                                 General.

(a)   Amendment and Waiver.  Except as otherwise expressly provided therein, no provision of any Collaboration Agreements may be modified, amended, rescinded, canceled or waived (either generally or in any particular instance and either retroactively or prospectively) except by a written instrument signed by the Parties thereto; provided that any unilateral undertaking or waiver by one Party in favor of the other shall be enforceable if undertaken in a writing signed by the Party to be charged. The failure of either Party to enforce its rights under any Collaboration Agreement at any time for any period shall not be construed as a waiver of such rights.

(b) Governing Law.  This Agreement and the other Collaboration Agreements shall be governed by and construed under the laws of the State of California without regard to conflicts of laws provisions thereof that would require the application of the law of any other jurisdiction, and without regard to the United Nations Convention on Contracts for the International Sale of Goods. Any dispute, claim or controversy arising out of or relating to this Agreement or any other Collaboration Agreement or the breach, termination, enforcement, interpretation or validity hereof or thereof, including the determination of the scope or applicability of this Agreement or any other Collaboration Agreement to arbitrate, shall be determined by final and binding arbitration in San Francisco, California (except for an action for intereim equitable relief otherwise permitted under the Collaboration Agreements and/or unless otherwise agreed by the Parties), before a sole arbitrator, in accordance with the laws of the State of California for agreements made in and to be performed in that State. The arbitration shall be administered by JAMS (or its successor) pursuant to its Comprehensive Arbitration Rules and Procedures; provided, however, if the Parties mutually elect, the arbitration can be administered by JAMS pursuant to its Streamlined Arbitration Rules and Procedures instead of its Comprehensive Arbitration Rules and Procedures.  The arbitrator’s decision shall be reduced to writing, signed by the arbitrator, and mailed to each of the parties and their legal counsel.  All decisions of the arbitrator shall be final, binding and conclusive on the parties.  The arbitrator or a court of appropriate jurisdiction may issue a writ of execution to enforce the arbitrator’s judgment.  Judgment may be entered upon such a decision in accordance with applicable law in any court having jurisdiction thereof.  The Parties will pay their own costs (including, without limitation, attorneys fees) and expenses in connection with such arbitration.  Notwithstanding the foregoing, the Parties acknowledge that each Party’s performance under this Agreement and each of the other Collaboration Agreements is unique and may not be easily or readily performed by another party and hereby agree that specific performance may be considered by the arbitrator as a resolution to any dispute.

(c)   Remedies.  The rights and remedies of a party set forth herein with respect to failure of the other to comply with the terms of this Agreement (including, without limitation, rights of full termination of this Agreement) shall be finally settled exclusively by binding arbitration as set forth in Section VI(b).  Notwithstanding the foregoing, either party shall be entitled to proceed in any manner in order to receive interim equitable relief against the other party.

(d)   Headings.  Headings and captions in each of the Collaboration Agreements are for convenience only and are not to be used in the interpretation of the Collaboration Agreements.

(e)   Notices.  All notices and requests required or authorized hereunder except as otherwise set forth therein in the Collaboration Agreements, shall be given in written form either by facsimile, personal delivery to the Party to whom notice is given, or by certified mail, postage prepaid, return receipt requested.  Separate notice is specifically provided in Section VII(a) of the Supply Agreement.  Notice given by facsimile shall be deemed delivered as of the date of the facsimile confirmation, provided such facsimile is confirmed in writing, mailed or personally delivered promptly thereafter.  The date upon which any other notice is delivered, or if the notice is given by certified mail, the date five days after it is deposited in the U.S. mails, shall be deemed to be the date of such notice, irrespective of the date appearing therein.  In addition, the address of the Parties may be changed by notice given in accordance with this Section.

Affymetrix:	Affymetrix, Inc.
3380 Central Expressway
Santa Clara, California 95051
	Attention:	General Counsel
	Telephone:	(408) 731-5151
	Facsimile:	(408) 731-5394

With a copy to:	Milbank, Tweed, Hadley & McCloy LLP
Five Palo Alto Square
3000 El Camino Real
Palo Alto, California 94306
	Attention:	Douglas A. Tanner, Esq.
	Telephone:	(650) 739-7000
	Facsimile:	(650) 739-7100

Roche:	F. Hoffmann-La Roche, Ltd.
Grenzacherstrasse 124
CH-4070 Basel
Switzerland
	Attention:	Head, Diagnostic Division
	Telephone:	+41 (61) 688-7100
	Facsimile:	+41 (61) 691-9757

With a copy to:	Roche Molecular Systems
4300 Hacienda Drive
Pleasanton, California 94588
	Attention:	General Counsel
	Telephone:	(925) 730-8030
	Facsimile:	(510) 814-2956

(f)    Entire Agreement.  Each of the Collaboration Agreements constitutes and expresses the final, complete and exclusive agreement and understanding between the Parties with respect to its subject matter and supersedes all previous and contemporaneous communications, representations or agreements, whether written or oral, with respect to the subject matter thereof.

(g)   Severability.  If any term or provision of any of the Collaboration Agreements is found to be invalid under any applicable statute or rule of law, then that provision notwithstanding, such Collaboration Agreement shall remain in full force and effect and such provision shall be deleted unless such a deletion would frustrate the intent of the Parties with respect to any material aspect of the relationship established thereby, in which case, such Collaboration Agreement and the licenses and rights granted thereunder shall be deemed amended in such a manner as to most closely approximate the original intention of the Parties while remaining valid under such applicable statute or rule of law.

(h)   Relationship of Parties.  The relationship between or among the Parties and any of their Affiliates created by the Collaboration Agreements, individually and as a whole, is that of independent contractors and no other relationship is intended, including a partnership, franchise, joint venture or (except as specifically set forth in the Agency Agreement) agency. Each Party hereby waives the benefit of any state or federal statutes dealing with the establishment and regulation of franchises.

(i)    Assignment.  The Collaboration Agreements and the rights thereunder are not transferable or assignable without the prior written consent of the Parties thereto, and any such attempted assignment or transfer shall be void and without effect, except for rights to payment and except to a person or entity who acquires, in the case of Affymetrix, all or substantially all of Affymetrix’ assets or business, or, in the case of Roche, all or substantially all the assets or business of the diagnostic business units, worldwide, of F. Hoffmann-La Roche Ltd. and its Affiliates, taken as a whole, in each case whether by sale, merger or otherwise.

(j)    Publicity and Press Releases.  The Parties will cooperate in good faith in the preparation of all joint press releases (if any) in connection with the relationship established under the Collaboration Agreements. The content, form and timing of all joint press releases must be acceptable to each Party.  Each Party shall be responsible for the preparation, content, form and timing of its own unilateral press releases; provided, that such Party shall: (i) submit the proposed release to the other for review in a manner timely to the anticipated release date for the press release; and (ii) consider, in good faith, suggestions regarding additions, deletions and/or changes made by the other Party.  The Parties may jointly create a briefing document including appropriate responses to press inquiries regarding the Collaboration Agreements and the relationship formed hereunder, to be distributed as a guide to appropriate executives of the Parties.  To the extent any proposed disclosure under this Section VI(j) includes financial information or data identified to the Collaboration Agreements, such disclosure shall be treated as Confidential Information pursuant to Section II(d).

(k)   Force Majeure.  If the performance of any obligation under any Collaboration Agreement is prevented, restricted or interfered with by any reason of fire, flood, earthquake, explosion or other casualty or accident, strikes or labor dispute, inability to procure or obtain delivery of parts, supplies or power, war,  terrorism or other violence, any law, order, proclamation, regulation, ordinance, demand or requirement of any governmental agency, the Party so affected, upon giving prompt notice to the other Party, shall be excused from such performance to the extent of such prevention; provided, however, that the Party so affected shall resume performance hereunder with dispatch whenever such causes are removed and shall reasonably cooperate with the other Party to cause any such cause to be removed.

(l)    Performance by Affiliates.  To the extent that any term or provision of the Collaboration Agreements contemplates, permits or requires performance by any Affiliate of a Party, such Party shall cause each such Affiliate to perform each and every obligation of such Party under such Collaboration Agreement in accordance with the terms and conditions hereof.  Further, it is expressly understood that a Party may from time to time perform some or all of its obligations hereunder through one or more of its Affiliates, and such Affiliates are and shall be intended Third Party beneficiaries of this Agreement.

(m)  Consents.  Each Party will use its reasonable efforts to obtain any regulatory consents or Third Party approvals required for the performance of any and all of its obligations hereunder.

(n)   Basis of Bargain.  EACH PARTY RECOGNIZES AND AGREES THAT THE WARRANTY DISCLAIMERS AND REMEDY LIMITATIONS IN THE COLLABORATION AGREEMENTS ARE MATERIAL BARGAINED FOR BASES OF SUCH AGREEMENT AND THAT THEY HAVE BEEN TAKEN INTO ACCOUNT AND REFLECTED IN DETERMINING THE CONSIDERATION TO BE GIVEN BY EACH PARTY UNDER SUCH COLLABORATION AGREEMENT AND IN THE DECISION BY EACH PARTY TO ENTER INTO SUCH COLLABORATION AGREEMENT.

(o)   Counterparts.  Each of the Collaboration Agreements may be executed in counterpart signatures, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Effective Date.

AFFYMETRIX:			ROCHE:

Affymetrix, Inc.			F. Hoffmann-La Roche Ltd.

By:	/s/ Barbara A. Caulfield		By:	/s/ Heino von Prondzynski
	Name:	Barbara A. Caulfield		Name: Heino von Prondzynski
	Title:	Executive Vice President and General		Title: Head, Diagnostic Division
Counsel

			By:	/s/ Gregory F. Heath
Name: Gregory F. Heath
Title: Head, Business Development and Licensing